EXHIBIT 10.7

AMENDMENT TO OFFICE LEASE AGREEMENT

Seaport Centre East

700-750 Chesapeake Drive

Redwood City, California

THIS AMENDMENT TO OFFICE LEASE AGREEMENT (“Amendment”) is dated as of April 3, 2007 (the “Effective Date”), and is entered into by SLOUGH REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”) and EMPHASYS MEDICAL, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

Recitals

A. Landlord (as successor to CA-Seaport Centre Limited Partnership) and Tenant are parties to an Office Lease Agreement dated as of October 31, 2003 (the “Initial Lease”), covering premises consisting of 12,309 rentable square feet (the “Initial Premises”) located in the one-story building commonly known as 700 Chesapeake Drive (Building 19) (the “Building”) in the project formerly known as Seaport Centre East and presently part of the Britannia Seaport Centre, Redwood City, California. The Term of the Initial Lease is scheduled to expire on April 14, 2010, subject to two 5-year renewal options as set forth in the Initial Lease.

B. As of the Expansion Commencement Date (as defined below), Landlord and Tenant wish to add the “Refusal Space” as defined in the Initial Lease, consisting of 12,282 rentable square feet located adjacent to the Initial Premises and comprising the entire remainder of the Building, to the Premises covered by the Lease for the remainder of the initial Term of the Lease (as extended by this Amendment) and, if applicable, for any renewal term duly elected by Tenant under the Lease. For purposes of this Amendment and of the Lease as modified by this Amendment, the term “Expansion Premises” shall mean the additional 12,282 rentable square feet described in the preceding sentence; the term “Premises” shall mean and include both the Initial Premises and the Expansion Premises; and the term “Lease” shall mean the Initial Lease as modified by this Amendment. In connection with the addition of the Expansion Premises to the Initial Premises pursuant to this Amendment, Landlord and Tenant also wish to modify certain provisions of the Initial Lease and certain of their respective rights and obligations thereunder, all subject to and as more particularly set forth in this Amendment. As of the Effective Date, this Amendment modifies and amends the Initial Lease and supersedes any inconsistent provisions of the Initial Lease with respect to the matters covered by this Amendment.

C. Capitalized terms used in this Amendment as defined terms but not specifically defined in this Amendment shall have the meanings assigned to such terms in the Initial Lease.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion Premises Included in Premises; Base Rent; Pro Rata Share; Utilities.

(a) As of the date Landlord designates, by written notice to Tenant, as the date on which the Expansion Premises are available for early occupancy by Tenant as provided in this Amendment (the “Expansion Commencement Date”), the Expansion Premises are added to the Initial Premises and shall constitute part of the Premises under the Lease for all purposes, except as otherwise expressly provided herein. The parties acknowledge that the Expansion Premises are presently occupied by an existing tenant, which is expected to vacate the Expansion Premises on April 4, 2007. Landlord will use reasonable efforts to cause the Expansion Commencement Date to occur on April 5, 2007 or as soon as practicable thereafter, but Tenant acknowledges that the Expansion Commencement Date may be delayed beyond April 5, 2007 to the extent there is any delay by the existing tenant in its surrender of the Expansion Premises and its completion of any required decommissioning or closure procedures with respect to the Expansion Premises, and/or to the extent that Landlord may require a brief vacancy period (which Landlord presently estimates at no more than two weeks) in order to perform any of the work Landlord is required to perform in the Expansion Premises pursuant to this Amendment and to prepare the Expansion Premises for tender to Tenant for early access purposes.

(b) The Base Rent specified in the Initial Lease for the period through April 14, 2010 shall remain applicable to the Initial Premises and is not affected by this Amendment. The Base Rent applicable to the Expansion Premises for the period from the Expansion Commencement Date through the remainder of the initial Term of the Lease (as extended by this Amendment), which Base Rent shall be added to the Base Rent for the Initial Premises to arrive at the total Base Rent payable for the Premises under the Lease for the period through April 14, 2010, shall be as set forth in the following table, and the Base Rent applicable to the entire Premises for the period from April 15, 2010 through April 14, 2012 (the period for which the initial Term of the Lease is being extended pursuant to this Amendment), shall be as set forth in the following table.

Period	Monthly Base Rental Rate	Square Feet	Monthly Base Rent
Through 08/31/07	none	N/A	none	*
09/01/07 — 12/31/07	$2.20 psf	8,000 sf	$17,600.00	*
01/01/08 — 04/14/08	$2.20 psf	12,282 sf	$27,020.40	*
04/15/08 — 04/14/09	$2.30 psf	12,282 sf	$28,248.60	*
04/15/09 — 04/14/10	$2.40 psf	12,282 sf	$29,476.80	*
04/15/10 — 04/14/11	$2.50 psf	24,591 sf	$61,477.50	**
04/15/11 — 04/14/12	$2.60 psf	24,591 sf	$63,936.60	**

*	For Expansion Premises only
**	For entire Premises

(c) The square footage used in Paragraph 1(b) above in calculating the monthly base rental applicable to the Expansion Premises for periods prior to January 1, 2008, in being less than the entire square footage of the Expansion Premises, is not meant to imply any limitation on Tenant’s right or ability to have access to and to use the entire Expansion Premises during such months, and shall not affect in any way the calculation of Tenant’s Pro Rata Share under the Lease (which shall include the entire square footage of the Expansion Premises, beginning on the date specified in Paragraph 1(e) below). Such reduced square footage in Paragraph 1(b) merely represents a method of implementing an economic agreement between the parties with respect to the calculation of Tenant’s monthly base rental obligation during the periods prior to January 1, 2008.

(d) Since the Expansion Premises are the same as the Refusal Space defined in the Initial Lease, the Right of First Refusal set forth in Exhibit F to the Initial Lease is superseded by this Amendment and is of no further force or effect.

(e) Effective as of the earlier to occur of September 1, 2007 or the date Tem’ commences actual business operations in the Expansion Premises (as opposed to construction of tenant improvements and performance of other work in preparation for Tenant’s commencement of actual business operations in the Expansion Premises), Tenant’s Pro Rata Share under the Lease shall be increased from 6.9928% to 13.2545%, based on a rentable square footage of 24,591 square feet for the Premises and on a rentable square footage of 185,529 square feet for the six buildings located at 200, 400, 600, 700, 800 and 900 Chesapeake Drive. For purposes of Expenses and/or Taxes which are billed and allocated on a per-building basis rather than for the entire 6-building Chesapeake campus, however, Tenant’s Pro Rata Share of such Expenses and/or Taxes allocable to the 700 Chesapeake Drive Building shall be increased, as of the date specified in the preceding sentence, from 50.0055% to 100%.

(f) Notwithstanding the provisions of Paragraph 1(e) above, from and after the Expansion Commencement Date (including during Tenant’s early access period under this Amendment with respect to the Expansion Premises), Tenant shall be responsible for payment all costs for utilities and services supplied to the entire Premises (including the Expansion Premises).

2. Term; Renewal Options.

(a) The Termination Date for the initial Term of the Lease, which had previously been established as April 14, 2010 pursuant to the Commencement Letter dated April 20, 2004 executed by Tenant and by the original landlord under the Lease, is hereby extended to April 14, 2012.

(b) Tenant shall have the option to extend the Term of the Lease, at the minimum rental set forth in Paragraph 2(c) or 2(d) below, as applicable, and otherwise upon all the terms and provisions applicable to the initial Term of the Lease, for up to two (2) additional periods of five (5) years each, the first commencing upon the expiration of the initial Term hereof on the revised Termination Date set forth above and the second commencing upon the expiration of the first extended term hereof (if applicable). Exercise of such option with respect to the first extended term shall be by written notice to Landlord at least six (6) months and not more than twelve (12) months prior to the Termination Date for the initial Term. Exercise of such option with respect to the second extended term shall be by written notice to Landlord at least six (6) months and not more than twelve (12) months prior to the expiration of the first extended term hereof (if applicable). If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the applicable extended term is to commence, then the exercise of the applicable option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises one or both renewal options under this Paragraph 2(b), then all references in the Lease (other than in this Paragraph 2(b) itself) to the “Term” of the Lease shall be construed to include the extension term(s) thus elected by Tenant. Except as expressly set forth in this Paragraph 2(b), Tenant shall have no right to extend the term of this Lease beyond its prescribed term. Without limiting the generality of the preceding sentence, the renewal options set forth in this Paragraph 2(b) supersede and replace the First Renewal Option and Second Renewal Option set forth in Exhibit F to the Lease, which shall be of no further force or effect. The renewal options set forth in this Paragraph 2(b) may be exercised by Tenant or by any permitted assignee of Tenant’s interest under the Lease which is in possession of the Premises at the time of such exercise, but may not be exercised by or assigned to any subtenant of the Premises or any portion thereof.

(c) If Tenant duly exercises its renewal option for the first extended term provided under Paragraph 2(b) above, the monthly base rental payable for the entire Premises during such first extended term shall be as follows (representing, as to each year, an increase of four percent (4%) over the monthly base rental for the immediately preceding Lease year):

Period	Monthly Base Rental Rate	Square Feet	Monthly Base Rent
04/15/12 — 04/14/13	$2.7040 psf	24,591 sf	$66,494.06
04/15/13 — 04/14/14	$2.8122 psf	24,591 sf	$69,153.83
04/15/14 — 04/14/15	$2.9246 psf	24,591 sf	$71,919.98
04/15/15 — 04/14/16	$3.0416 psf	24,591 sf	$74,796.78
04/15/16 — 04/14/17	$3.1633 psf	24,591 sf	$77,788.65

(d) If Tenant duly exercises its renewal option for the second extended term provided under Paragraph 2(b) above, the monthly base rental payable for the entire Premises during such second extended term shall be as follows (representing, as to each year, an increase of four percent (4%) over the monthly base rental for the immediately preceding Lease year):

Period	Monthly Base Rental Rate	Square Feet	Monthly Base Rent
04/15/17 — 04/14/18	$3.2898 psf	24,591 sf	$80,900.20
04/15/18 — 04/14/19	$3.4214 psf	24,591 sf	$84,136.20
04/15/19 — 04/14/20	$3.5583 psf	24,591 sf	$87,501.65
04/15/20 — 04/14/21	$3.7006 psf	24,591 sf	$91,001.72
04/15/21 — 04/14/22	$3.8486 psf	24,591 sf	$94,641.79

3. Condition of Expansion Premises. Tenant is accepting the Expansion Premises “as is,” in their presently existing condition, except as otherwise expressly set forth in this Amendment, and acknowledges that the provisions of the Work Letter (Exhibit C to the Lease) do not apply to the Expansion Premises and that Landlord has no obligation to make any improvements to the Premises or to provide any improvement allowance to Tenant in connection with this Amendment, except as follows:

(a) Landlord shall deliver the Expansion Premises to Tenant in “broom-clean” condition and shall cause the roof, exterior windows, structural elements of the Building, and all mechanical, electrical, plumbing, HVAC and fire/life safety systems serving the Expansion Premises, to be in good working condition as of the Expansion Commencement Date. Thereafter, the respective parties shall continue to repair and maintain the same in accordance with their prior practice, except that Tenant shall have until ninety (90) days after September 1, 2007 (the base rent commencement date for the Expansion Premises) to ascertain that all such systems serving the Expansion Premises were in good working condition as of the Expansion Commencement Date.

(b) Landlord shall provide Tenant with two tenant improvement allowances pursuant to this Amendment: (i) a tenant improvement allowance of Sixty-One Thousand Five Hundred Forty-Five Dollars ($61,545) (the “Initial Premises Improvement Allowance”), equivalent to a rate of $5 per rentable square foot in the Initial Premises, for refurbishment and/or improvement of the Initial Premises; and (ii) a tenant improvement allowance of One Hundred Eighty-Four Thousand Two Hundred Thirty Dollars ($184,230) (the “Expansion Premises Improvement Allowance” and, collectively with the Initial Premises Improvement Allowance, the “Improvement Allowances”), equivalent to a rate of $15 per rentable square foot in the Expansion Premises, for improvement of the Expansion Premises. Terms and conditions relating to the Improvement Allowances and to the construction of any Alterations and improvements which Tenant elects to construct or install in the Premises are as follows:

(i) The respective Improvement Allowances shall be used solely to pay (or to reimburse Tenant for Tenant’s payment of) architectural design, engineering and construction costs associated with refurbishments, Alterations and improvements which Tenant elects to make, construct or install in the Initial Premises or in the Expansion Premises, as applicable, provided, however, that the Improvement Allowances shall not be used or useable for any moving or relocation expenses of Tenant, or for any cost or expense associated with any furniture, trade fixtures, personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease. Any portion of the Improvement Allowances which has not been claimed or drawn by Tenant within twelve (12) months after the Expansion Commencement Date shall expire and shall no longer be available to Tenant thereafter. The cost of any refurbishments, Alterations or improvements made by Tenant which are not eligible for expenditure of Improvement Allowance funds, and any amount by which the cost of refurbishments, Alterations and improvements made by Tenant exceeds the respective Improvement Allowances, shall be Tenant’s sole cost and expense. The Improvement Allowances are provided as part of the basic consideration to Tenant under this Amendment and will not result in any rental adjustment or additional rent beyond the Base Rent expressly provided in the Lease and in Paragraph 1 hereof.

(ii) The funding of the Improvement Allowances by Landlord shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and shall be based on such commercially reasonable disbursement conditions and procedures as Landlord and Landlord’s project manager may reasonably prescribe (which conditions may include, without limitation, delivery of invoices, architect’s certifications and/or other evidence reasonably satisfactory to Landlord or its project manager that expenses have been incurred for the design and construction of Alterations and improvements for which the applicable Improvement Allowance is eligible to be expended or applied, and delivery of conditional or unconditional lien releases from all parties performing the applicable work).

(iii) Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (A) designates Project Management Advisors, Inc. as Landlord’s project manager in connection with any refurbishments, Alterations and improvements made or constructed by Tenant in the Premises, (B) delegates to such project manager the authority to exercise all approval rights and other rights and powers of Landlord under the Lease and under this Amendment with respect to the design and construction of such refurbishments, Alterations and improvements by Tenant, and (C) requests that Tenant work with such project manager with respect to any logistical or coordination matters arising in the course of such construction of refurbishments, Alterations and improvements by Tenant, including (but not limited to) reviewing and processing Tenant’s requests for disbursement of the Improvement Allowances, monitoring Tenant’s compliance with its obligations under the Lease and under this Amendment with respect to the design and construction of such refurbishments, Alterations and improvements, and addressing any coordination issues that may arise from any concurrent performance of work by Landlord in or about the Premises while Tenant is constructing such refurbishments, Alterations and improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with such project manager as Landlord’s representative pursuant to such delegation and request. Notwithstanding the foregoing provisions, neither Landlord’s delegation of authority to such project manager nor such project manager’s performance of the functions and responsibilities contemplated in this subparagraph shall cause Landlord or such project manager to incur any obligations or responsibilities for the design, construction or delivery of any refurbishments, Alterations or improvements, except to the extent of the specific obligations and liabilities (if any) expressly set forth in this Amendment and in the Lease. All fees payable to such project manager with respect to its services pursuant to this subparagraph shall be borne solely by Landlord, and no such fees shall be chargeable to Tenant or chargeable against the Improvement Allowances.

(iv) To the extent that Tenant wishes to make any refurbishments, Alterations or other improvements in the Premises, Tenant shall have the right to make such refurbishments, Alterations and improvements in accordance with this Paragraph 3 and with the applicable provisions of the Lease, including (but not limited to) Section 9.03 of the Lease, which requires Landlord’s written consent (except with respect to Cosmetic Alterations as defined in such Section 9.03) but provides that such consent shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing provisions, (A) the architect, contractors and subcontractors engaged by Tenant for Tenant’s desired construction of refurbishments, Alterations and improvements in the Premises shall be subject to Landlord’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed); (B) the space plan and working drawings prepared by Tenant’s architect for such refurbishments, Alterations and improvements shall be subject to Landlord’s written approval (which shall not be unreasonably withheld, conditioned or delayed, but Landlord expressly reserves the right to require specific changes to Tenant’s proposed refurbishments, Alterations and improvements to facilitate future uses); (C) Tenant and Tenant’s architect shall be responsible for compliance of the refurbishments, Alterations and improvements designed by Tenant’s architect and made or constructed by Tenant with all applicable laws, ordinances, codes and other legal requirements, including (but not limited to) ADA and building code compliance; and (D) Landlord shall be responsible for compliance of the existing Base Building (as defined in the Lease) and of the existing Expansion Premises (as of the Expansion Commencement Date) with all applicable laws, ordinances, codes and other legal requirements, including (but not limited to) ADA and building code compliance, except to the extent any ADA, building code or other applicable compliance requirements become applicable solely as a result of Tenant’s use of the Premises (other than for general office use) and/or as a result of the refurbishments, Alterations and improvements made or constructed by Tenant in the Premises.

(c) Tenant shall be entitled to have the use (but not the ownership), during the remaining Term of the Lease, at no additional rent, of all existing furniture, furnishings, fixtures and equipment located in the Expansion Premises and listed on Exhibit A attached hereto and incorporated herein by this reference (the “Existing Personal Property”). Landlord and Tenant shall cooperate diligently, reasonably and as promptly as practicable to identify any items of the Existing Personal Property which Tenant does not intend to use and would like to have removed from the Expansion Premises, and to the extent Tenant designates any such specific items of Existing Personal Property for removal from the Expansion Premises prior to the Expansion Commencement Date, Landlord shall arrange for such removal as promptly as practicable and at Landlord’s expense. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE CONDITION, NATURE OR SUITABILITY OF ANY OF THE EXISTING PERSONAL PROPERTY, AND TENANT AGREES TO ACCEPT THE SAME “AS IS,” IN THE CONDITION EXISTING AS OF THE EXPANSION COMMENCEMENT DATE (subject to any applicable removal obligation of Landlord as set forth above in this paragraph), and thereafter to be responsible for maintenance, repair and/or replacement of such Existing Personal Property to the same extent provided in, and in accordance with the provisions of, the Lease. Nothing in this Paragraph 3(c) shall be construed to authorize or require Tenant to remove or dispose of, or to require Landlord to approve or consent to the removal or disposal of, any of such Existing Personal Property.

(d) In connection with Tenant’s refurbishment and improvement of the Initial Premises and Tenant’s refurbishment, improvement and occupancy of the Expansion Premises, Tenant shall have the right to install signage on or about the Building, including (to the extent applicable) monument and building entrance signage, at Tenant’s sole expense, subject to (i) Landlord’s prior approval as to location, size, design and composition of such signage (which approval shall not be unreasonably withheld or delayed), (ii) Landlord’s established sign criteria or signage program for the Britannia Seaport Centre, consistent with other tenant signage programs in such Centre, and (iii) all restrictions and requirements imposed by applicable law and/or by applicable governmental authorities.

(e) Landlord’s obligation to provide the services described in Section 7.01 of the Lease shall apply to the Expansion Premises in the same manner and to the same extent as they already apply to the Initial Premises pursuant to the Lease.

4. Parking. As of the Expansion Commencement Date, Exhibit G to the Lease shall be deemed amended to provide for a total of seventy-four (74) non-reserved parking spaces, representing approximately three (3) spaces per 1,000 rentable square feet contained in the Premises.

5. Security Deposit. Concurrently with the mutual execution of this Amendment, Tenant shall deliver to Landlord a check in the amount of $25,000, to be added to and held as part of the Security Deposit under the Lease (for which purpose the amount of the required Security Deposit under the Lease is hereby increased to $75,000, effective as of the Effective Date).

6. Landlord’s Notice Address. The addresses set forth in Section 1.12 of the Lease for notices to Landlord are amended to read as follows:

To Landlord:	Slough Redwood City, LLC c/o Slough Estates USA Inc. 444 North Michigan Avenue, Suite 3230 Chicago, IL 60611 Attn: Randy Rohner

with a copy to:	Britannia Management Services, Inc. 555 Twelfth Street, Suite 1650 Oakland, CA 94607 Attn: Ann Nelson

and a copy to:	Folger Levin & Kahn LLP 275 Battery Street, 23rd Floor San Francisco, CA 94111 Attn: Donald E. Kelley, Jr.

7. Brokers. The parties acknowledge that CB Richard Ellis, Inc. has acted as Landlord’s broker in connection with this Amendment and that Cornish & Carey Commercial has acted as Tenant’s broker in connection with this Amendment. Landlord agrees to pay commissions to both such brokers in connection with the execution of this Amendment pursuant to a separate agreement. Each party respectively (i) represents and warrants that no other broker participated in the consummation of this Amendment or of the transactions contemplated herein, and (ii) agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including (but not limited to) reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations, agreements or other dealings by the indemnifying party with any other broker in connection with this Amendment and the transactions contemplated herein. Without limiting the generality of the foregoing, (a) Tenant shall be solely responsible for any commissions (over and above the amount agreed to be paid by Landlord as set forth above) payable to Tenant’s broker under the Lease or to any other broker representing or claiming to represent Tenant in connection with this Amendment and (b) Landlord shall be solely responsible for any commissions payable to any other broker representing or claiming to represent Landlord in connection with this Amendment.

8. Entire Agreement. This Amendment constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all prior negotiations, discussions, terms sheets, letters, understandings and agreements, whether oral or written, between the parties with respect to such subject matter (other than the Lease itself, as expressly amended hereby).

9. Execution and Delivery. This Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, effective when each party has executed at least one such counterpart or separate counterpart, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

10. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

“Landlord”			“Tenant”
SLOUGH REDWOOD CITY, LLC, a Delaware limited liability company			EMPHASYS MEDICAL, INC., a Delaware corporation

By:	Slough Estates USA inc., a Delaware corporation, Its Manager		By:	/s/ John G. McCutcheon
			Name:	John G. McCutcheon
	By:	/s/ Jonathan M. Bergschnider	Title:	President & CEO
	Name:	Jonathan M. Bergschnider
	Title:	Senior Vice President

By:
Name:
Title:

EXHIBIT A

EXISTING PERSONAL PROPERTY

(see Paragraph 3(c) of Amendment)

Furniture Inventory -suite 750

700 Chesapeake Drive

2/20104

*	see attached floor plan for room numbers.

Rm#	Furniture Items
1	Lobby - Reception desk in pieces
2	Conf Rm - Rectangular conference table, 7 chairs, maple white board
3	1 u-shaped desk, 2-drawer beige lateral file cabinet
4	Grey pedestal cabinet, white board
5	Oval conference room table, 12 red chairs
6	White board
7	1 u-shaped desk, 2-drawer black lateral file cabinet, white board
8	1 desk, small round wood table, white board
9	1 u-shaped desk, white board
10	1 u-shaped desk, 4-drawer grey lateral file cabinet, white board
11	1 u-shaped desk, 2-drawer grey lateral fie cabinet, white board
12	1 u-shaped desk, white board
13	1 u-shaped desk, 2 grey pedestal cabinets, white board
14	1 large u-shaped desk, curved grey laminate tabletop, white board
15	1 u-shaped desk, grey pedestal cabinet, white board
16	1 u-shaped desk, 2-drawer greyish lateral file cabinet
17	1 u-shaped desk, white board
18	N/A
19	N/A
20	28 cubicles with various desks, shelving, pedestal drawers attached. Additionally, 2 2-drawer beige lateral file cabinets, 1 4-drawer beige lateral file cabinet, and 3 4-drawer grey lateral file cabinets.

Chairs located throughout the space):

•	21 blue visitor chairs

•	21 green visitor chairs

•	1 burgundy visitor chair

•	11 plastic break room chairs, various colors

•	21 task chairs

•	3 raised pedestal task chairs

Training Room:

•	1 drop down screen mounted to the top of the wall

•	3 large white boards

•	Any remaining firing cabinets and chairs left in this room after Emphasys removes their furniture.